Exhibit 99.2 Tier Technologies, Inc. 11130 Sunrise Valley Drive, Suite 300 Reston, VA 20191 CONTACT: Keith S. Kendrick, Sr. VP, Strategic Marketing kkendrick@tier.com (571) 382-1000

Tier Technologies Names Jeffrey W. Hodges CFO

RESTON, VA, June 13, 2011 – Tier Technologies, Inc. (Nasdaq: TIER), a leading provider of electronic payment solutions for the biller direct market, today announced the appointment of Jeffrey W. Hodges as senior vice president and chief financial officer. Mr. Hodges assumed his responsibilities June 13, 2011.

Most recently, Mr. Hodges was the CFO for Firethorn Holdings LLC, a mobile banking and payments company, a division of Qualcomm.  Mr. Hodges joined Firethorn as CFO in 2006 and was responsible for overseeing all treasury, budgeting, financial and accounting management, investor relations, internal and external reporting, internal audit, tax and administrative functions.  Mr. Hodges was a finalist in the 2008 Atlanta Business Chronicle CFO of the Year Awards.

Prior to Firethorn, Mr. Hodges served as CFO and corporate secretary for PRESolutions, a leading provider of prepaid transaction processing solutions that was acquired by InComm in 2006.  Mr. Hodges also served as CFO and corporate secretary of nFront, an online banking and bill payment start up that went public in June of 1999 and was subsequently acquired by Digital Insight (now Intuit Financial Services).  Previously, Mr. Hodges served as vice president and controller of Powertel, a cellular phone company that is now a part of T-Mobile.

Earlier in his career, Mr. Hodges was an audit manager for Arthur Anderson, where he supervised numerous audit engagements and special projects for technology, telecommunications and electric utility service companies. Mr. Hodges is a certified public accountant in Georgia and earned a BS in accounting from Auburn University.

“Jeff brings more than 20 years of financial management and leadership experience in both private and public companies to Tier.  His knowledge of transaction-based businesses, in both financial services and telecommunications, makes him an ideal fit for our biller direct business,” said Alex P. Hart, president and chief executive officer.  Mr. Hart added, “We believe that Jeff will bring the financial discipline and payments industry knowledge that we need to help us to realize the earnings potential that we see in the business.”

In connection with Mr. Hodges’ joining Tier, Mr. Hodges received an option to purchase 250,000 shares of Tier’s common stock, which option will vest as to 25% of the shares under the option on the first anniversary of the date of grant and as to an additional 1/48th of the shares in each succeeding month.  The option has an exercise price of $4.67 per share, equal to the closing market price of Tier’s common stock on the Nasdaq on June 13, 2011.  Mr. Hodges received this option as an inducement that is material to his decision to join the Company, pursuant to Nasdaq Rule 5635(c)(4).

About Tier Technologies, Inc.

Tier Technologies, Inc. is a leading provider of electronic payment solutions in the biller direct market. Headquartered in Reston, Virginia, the company provides enhanced electronic payment services that include multiple payment choices, payment channels, and bill payment products and services to over 4,600 clients in all 50 states and the District of Columbia. Tier serves clients in multiple markets including federal, state, and local governments, educational institutions, utilities and commercial clients through its subsidiary, Official Payments Corporation. For more information, see www.tier.com and www.OfficialPayments.com.

Forward looking statements

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or Tier's future financial and/or operating performance and generally can be identified as such because the context of the statement includes words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "shows," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar import. Tier undertakes no obligation to update any such forward-looking statements. Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: general economic conditions, which affect Tier's financial results in all our markets, which we refer to as "verticals," particularly the federal vertical, the state and local tax vertical and the property tax vertical; effectiveness and performance of our systems, payment processing platforms and operational infrastructure; our ability to grow EPS revenue while controlling costs; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; our ability to realize revenues from our business development opportunities; the impact of governmental investigations or litigation; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to our quarterly report on Form 10-Q for the period ended March 31, 2011, filed with the Securities and Exchange Commission.